EXHIBIT 99.1

Puradyn Releases 2015 2nd Quarter Unaudited Financial Results

Boynton Beach, FL – August 14, 2015 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported unaudited results of operations for the second fiscal quarter ended June 30, 2015.

Net sales for the three months ended June 30, 2015 were $519,770 compared to $772,880 for the same period in 2014, a decrease of 33%.  Net sales for the six-month period ending June 30, 2015 were $1,226,329 compared to $1,667,182 for the same time period in 2014, a decrease of 26%.

The Company reported a net loss of $322,159 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2015, compared to a net loss of $251,517 or ($0.01) per share, basic and diluted, for the same period in 2014; and a net loss of $588,142 or ($0.01) per share, basic and diluted, for the six months ended June 30, 2015, compared to a net loss of $469,603 or ($0.01) for the same period in 2014.  Basic and diluted weighted average shares used in the calculation for the three months ended 2015 and 2014 were 48,683,135 and 48,743,498, respectively.  Basic and diluted weighted average shares used in the calculation for the six-months ended 2015 and 2014 were 48,683,135 and 48,771,763 respectively.

Loss from operations for the three months ended June 30, 2015 increased by $61,037 or 32%, as compared to the same period in 2014.  Gross profit, as a percentage of sales, decreased from 36% in the second quarter of 2014 to 29% in the second quarter of 2015.  Loss from operations for the six months ended June 30 increased by $100,752 or 29% in 2015 as compared to the same period in 2014.  Gross profit, as a percentage of sales, decreased from 38% in the six months ending June 30, 2014 to 34% in the six months ending June 30, 2015.

Kevin G. Kroger, President and COO, noted, “Our second quarter numbers continue to reflect the decline of crude oil prices, and instability of the economy.  However, activity in other industries is showing stronger interest in finding new ways to reduce operating costs and logistical issues.  Several potential customers have started evaluations of our systems with anticipation the cost savings will provide a positive return on their investment.

“Based on our current level of activity in the different industries, we remain positive about 2015.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2015 and 2014

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$519,700	$772,880	$1,226,329	$1,667,182
Cost of products sold	369,906	491,046	810,929	1,028,816
Gross Profit	149,794	281,834	415,400	638,366

Costs and expenses:
Salaries and wages	207,455	258,781	433,057	536,750
Selling and administrative	192,592	212,269	431,680	450,201
Total operating costs	400,047	471,050	864,737	986,951
Loss from operations	(250,253)	(189,216)	(449,337)	(348,585)

Other income (expense):
Interest expense	(72,906)	(62,301)	(138,805)	(121,018)
Total other expense, net	(72,906)	(62,301)	(138,805)	(121,018)
Loss before income taxes	(322,159)	(251,517)	(588,142)	(469,603)
Income tax expense	—	—	—	—

Net loss	$(322,159)	$(251,517)	$(588,142)	$(469,603)

Basic and diluted loss per common share
	$(.01)	$(.01)	$(.01)	$(.01)
Weighted average common shares outstanding (basic and diluted)	48,683,135	48,743,498	48,683,135	48,771,763

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CONTACT:

Puradyn Filter Technologies, Inc.

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

kmorris@puradyn.com

http://www.puradyn.com

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